Exhibit 10.2

INTERNATIONAL OFF-TAKE AND DISTRIBUTION AGREEMENT

BETWEEN

GEVO, INC

and

SASOL CHEMICAL INDUSTRIES LIMITED,

ACTING THROUGH ITS SASOL SOLVENTS DIVISION

INTERNATIONAL OFF-TAKE AND DISTRIBUTION AGREEMENT

This International Off-take and Distribution Agreement (this “Agreement”) is made and entered into as of this 29th day of July 2011 (the “Effective Date”), by and between Gevo, Inc., a Delaware corporation having its principal address at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 (“Manufacturer” or “Gevo”), and Sasol Chemical Industries Limited, acting through its Sasol Solvents Division, a South African company having its principal address at 1 Sturdee Avenue, Rosebank, 2196 Republic of South Africa (“Distributor” or “Sasol”) (each individually referred to as a “Party” and collectively, the “Parties”).

R E C O R D A L

(a)	Gevo is a public company founded in 2005 and whose business is the developing, manufacturing and selling of bio-based isobutanol. Gevo intends to market bio-based isobutanol into global markets, including the Territory and in this regard it currently has no existing customer base, no supply chain or related sales infrastructure to service customers in the Territory;

(b)	Gevo has successfully piloted its technology and is in the process of retrofitting its first commercial plant for bio-based isobutanol in Luverne, Minnesota. This plant is expected to start up during 2012;

(c)	Sasol is a manufacturer of chemicals and as such possesses technical experience, a marketing organisation with market access through a comprehensive supply chain infrastructure as well as a global customer base in various markets. Sasol is thus well positioned to distribute and sell bio–based isobutanol in the global isobutanol, n-butanol and other related Solvents and Chemical Intermediate markets;

(d)	The Parties concluded a non-binding Letter of Intent dated 3 November 2010, pursuant to which the Parties had negotiations with the intention to conclude this Agreement;

(e)	The Parties met again during January 2011 for purposes of exploring various options regarding potential marketing relationships as between the Parties with the outcome of these discussions being that both Parties favoured a distributor based relationship with a corn based pricing mechanism;

(f)	Taking all of the above into account, and subject to the terms and conditions set out herein below, Gevo desires to appoint Sasol as a distributor for the Product as a Solvent or as a Chemical Intermediate and Sasol desires to be appointed as such and, for this purpose, Gevo will sell Product to Sasol and Sasol will purchase Product from Gevo in order for Sasol to establish, promote, sell and distribute the Product as a Solvent or as a Chemical Intermediate as is more fully set out herein below; and

(g)	This Agreement replaces all other previous agreements, statements, term- sheets, letters of intent, e-mails and other correspondences and communications, or any other document whether written or oral and whether signed or unsigned between the Parties.

NOW, THEREFORE, the Parties do hereby agree as follows:

1.	DEFINITIONS

1.1	For the purposes of this Agreement, the following words/expressions shall have the meaning(s) respectively set out opposite them:

“Agreement” means this agreement together with annexures hereto;

“Chemical Intermediate” means the Product used for purposes of producing another chemical substance specifically excluding the uses described in Annexure “E”;

“Commencement Date” means the date of signature hereof;

“Control” means the ability to direct the affairs of another whether by virtue of the ownership of shares, contract or otherwise;

“Incoterms 2010” means the International Chamber of Commerce official rules for the interpretation of Trade Terms which came into force January 1, 2010 and which terms govern this Agreement concluded between the Parties;

“MSDS” means Material Safety Data Sheet relating to the Product and annexed hereto as Annexure “A”;

“Product” means chemical grade bio-based isobutanol, which is in accordance with the specification as set out in Annexure “C”;

“Solvent” means the Product used alone or in combination with other chemical substances for dissolving another substance to form a chemical solution. Typical examples of such applications would be the use of Product in the formulation of inks, paints, coatings and cleaners; and

“Territory” means the entire world excluding North America, South America and all possessions, protectorates and territories of the nations located within North America and South America.

1.2	References to sections and schedules are to the sections in and schedules to this Agreement.

1.3	Headings are for convenience only and shall be ignored in interpreting this Agreement.

2.	RECORDAL AN INTEGRAL PART OF THE AGREEMENT

The Recordal and all the provisions contained thereunder form an integral part of this Agreement and due regard shall be had to the said provisions in the interpretation and understanding of this Agreement and in the interpretation and understanding of the intention of the Parties.

3.	SUSPENSIVE CONDITIONS

3.1	The operation and effectiveness of this entire Agreement is subject to the fulfillment of the following conditions, namely:

(a)	that each Party has obtained the relevant approvals from their respective internal authorities;

(b)	that all external approvals as may be required by the relevant authorities, e.g. relevant anti-trust law authorities, have been obtained;

(c)	that, if deemed necessary by either Party, confirmation by relevant external expert legal counsel is obtained that the agreement complies with the law. The Party deeming such confirmation necessary shall be responsible for all costs incurred by such external legal counsel.

3.2	Each Party shall endeavor to fulfill the abovementioned conditions as soon as reasonably practicable, but in no event later than August 31, 2011 or on such other date as agreed to in writing by the Parties.

3.3	The Parties may agree in writing to waive any of the conditions set out in Section 3.1 above.

3.4	By signing this Agreement each Party confirms, amongst others, that all conditions in terms of 3.1 have been met and consequently, this Agreement becomes of full force and effect upon signature thereof by both Parties.

4.	APPOINTMENT AND ACCEPTANCE AS DISTRIBUTOR

4.1	Exclusive Distributor within the Territory for Products Used and Sold as Solvents or Chemical Intermediates: Geographic-market restriction

(a)	The Manufacturer hereby appoints the Distributor as its exclusive distributor of the Product for use and sale solely as a Solvent or Chemical Intermediate within the Territory and the Distributor hereby accepts and agrees to such appointment to establish, promote, sell and distribute the Product for use and sale as a Solvent or Chemical Intermediate in the Territory, subject to the terms and conditions set forth herein.

(b)	The Manufacturer shall refrain from utilizing any other distributor or other sales representative of the Product within the Territory when such Product is to be used or sold as a Solvent or Chemical Intermediate, and the Manufacturer shall refrain from actively selling Product to customers within the Territory when such Product is to be used or sold as a Solvent or Chemical Intermediate, subject to the terms and conditions set forth herein.

(c)	The Manufacturer will refer exclusively to the Distributor all orders of Product received by the Manufacturer from any customers within the Territory, provided that such customers are to use the Product solely as a Solvent or Chemical Intermediate.

(d)	The exclusivity provisions of this Section 4.1 apply only to the use and sale of the Product as a Solvent or Chemical Intermediate, and do not apply to the use or sale of the Product for any other use.

4.2	Non-exclusive Distributor outside the Territory: Geographic-market restriction

(a)	The Manufacturer hereby appoints the Distributor as a non-exclusive Distributor of the Product for use and sale solely as a Solvent or Chemical Intermediate outside the Territory, and the Distributor hereby accepts and agrees to such appointment to establish, promote, sell and distribute the Product for use and sale solely as a Solvent or Chemical Intermediate outside the Territory, subject to the terms and conditions set forth herein.

(b)	The Manufacturer shall be free to appoint any other distributor or other sales representative of the Product outside the Territory.

(c)	The Manufacturer reserves the right to directly or indirectly sell Product to customers outside the Territory for any use or purpose.

(d)	The Distributor shall not be entitled to any commission, discount or any other compensation with respect to or on account of any sales in terms of 4.2 (b) and (c).

4.3	Product-market restriction: Product to be sold only into the Solvents and/or Chemical Intermediate product market inside and outside the Territory

(a)

The Parties record that the Product has various applications in various relevant product markets but that Sasol is appointed as a distributor of the Product, inside and outside the Territory, solely for promotion, sale and distribution of the Product into product markets where the Product is used as a Solvent or Chemical Intermediate.

(b)	Subject to compliance with relevant anti-trust laws, the Distributor shall not promote, sell or distribute the Product for any other use other than set out above and specifically, the Distributor shall not sell the Product, directly or indirectly, to any customers or end-users for use in any of the excluded fields or uses set forth in Annexure “E”, which Schedule may be amended from time to time by the Manufacturer in the event the Manufacturer grants distribution or sales rights to third parties. The Distributor shall notify its distributors and customers, in writing, that the Product may only be used as a Solvent or Chemical Intermediate, and shall cease any future sales to any customer, end-user, or distributor immediately upon becoming aware that the Product is being used or sold by such customer, end-user, or distributor other than for the use for Solvents or Chemical Intermediate or in the excluded field or uses set forth in Annexure “E”.

(c)	For the avoidance of doubt, Manufacturer shall be free to sell the Product, directly or indirectly, within and outside the Territory when the Product is not for use or sale as a Solvent or Chemical Intermediate, and Manufacturer shall be free to appoint other distributors to sell the Product, directly or indirectly, within and outside the Territory when the Product is not for use or sale as a Solvent or Chemical Intermediate. The Distributor shall not be entitled to any commission, discount or any other compensation with respect to or on account of any such sales.

(d)	The Distributor agrees that during the term of this Agreement, it shall not directly or indirectly distribute or sell any bio-based isobutanol other than the Product.

4.4	Termination of exclusivity

(a)	In the event the Distributor:

(i)	fails to cease any sale to any customer, end-user, or distributor immediately upon becoming aware that such customer, end-user, or distributor sells or uses the Product other than for use as a Solvent or Chemical Intermediate or as an excluded application under Annexure “E” or;

(ii)	subject to Product being available and further subject to commercial viability of the relevant transaction, fails or refuses to sell Product to customers who wish to purchase Product in accordance with this Agreement; or

(iii)	fails to pay any amounts owed to Manufacturer, hereunder, or breaches Sections 4.3(b), 6.1, 7(c), or 9;

(iv)	distributes or sells any bio-based n-butanol,

then, in addition to any other rights or remedies provided for hereunder, at law or in equity, the Manufacturer may declare the Distributor’s appointment under Section 4.1 hereof to be non-exclusive in all or any portion of the Territory. In the event Manufacturer elects to terminate Distributor’s exclusivity, Manufacturer may, at any time during the remaining term of this Agreement, utilize other persons to be non-exclusive distributors of the Product for use and sale as a Solvent or Chemical Intermediate within the Territory, or the non-exclusive portions thereof, and shall also have the right itself to distribute and sell the Product for use and sale as a Solvent or Chemical Intermediate therein, regardless of the quantity of Product purchased by Distributor. In the event Manufacturer terminates Distributor’s exclusivity, the minimum Product quantity obligations of Distributor as provided for in Section 6.3 shall terminate.

4.5	Distributor’s take-or-pay obligation

Notwithstanding the foregoing and subject thereto that Manufacturer has provided Distributor with two months prior written notice of the date on which Manufacturer shall sell and deliver the first commercial quantities of Product to the Distributor, as intended in terms of this Agreement and further subject to Manufacturer being compliant with all its obligations in terms of this Agreement:

4.5.1	in the event Distributor fails to purchase the Minimum Supply Quantity of Product in the 2012 calendar year, Distributor will maintain its exclusivity rights under Section 4.1 and Distributor will pay Manufacturer a shortfall fee of $100/MT, multiplied by the difference between the Minimum Supply Quantity and the quantity actually purchased in the 2012 calendar year;

4.5.2	In the event Distributor fails to purchase the Minimum Supply Quantity of Product in the 2013 or 2014 calendar years, Distributor will pay Manufacturer a shortfall fee of $150/MT, multiplied by the difference between the Minimum Supply Quantity and the quantity actually purchased in the 2013 or 2014 calendar year, as applicable;

4.5.3

In the event Distributor fails to purchase the Minimum Supply Quantity of Product for use or sale as a Solvent or Chemical Intermediate in the 2015 or any later calendar year, and wishes to maintain its exclusivity right for the following calendar year, then Distributor will pay Manufacturer a shortfall fee of $150/MT, multiplied by the difference between the Minimum Supply Quantity and the quantity actually purchased in the respective calendar year. If Distributor does not elect to maintain its exclusivity right for the following calendar year, then, for the remainder of the term of this Agreement, Distributor shall lose its exclusivity rights under this Agreement and Manufacturer may utilize other persons to be non-exclusive distributors of the Product within the Territory, and shall also have the right itself to distribute and sell the Product therein, regardless of the quantity of Product purchased by Distributor.

4.5.4	For the 2015 and later calendar years, if Distributor fails to purchase the applicable Minimum Supply Quantity for that year, Distributor must provide written notice by January 31st of the following calendar year of its election whether or not to maintain its exclusivity rights for the following calendar year and pay the shortfall fee, if any, due hereunder. In the event Distributor fails to purchase the applicable Minimum Supply Quantity for use or sale as a Solvent or Chemical Intermediate within the Territory in any given calendar year and fails to provide Manufacturer written notice of its election on or prior to January 31st of the following calendar year, then Distributor shall be deemed to have forfeited its exclusivity rights hereunder.

5.	OBLIGATIONS OF MANUFACTURER

5.1	Manufacture of Product

Manufacturer shall use commercially reasonable efforts to maintain the necessary manufacturing capability to fill all orders for the Product received from Distributor, in a minimum amount (the “Minimum Supply Quantity”) as provided for in Annexure “B” attached hereto. Manufacturer acknowledges that it intends to supply the target volume quantities of Product set forth in Annexure “F”, but that it shall have no supply-or-pay obligation for quantities of Product in excess of the Minimum Supply Quantity.

In the event of a Product shortage for any reason, Manufacturer shall have the right to allocate or apportion available Product among its customers as Manufacturer, in the exercise of its sole discretion, deems appropriate, without incurring any liability to Distributor. However, in the event, the Distributor has submitted a valid purchase order and Manufacturer is unable to supply such order in a timely manner, the Distributor’s Minimum Supply Quantity shall be reduced by the amount of such purchase order for such year.

5.2	Supply-or-pay obligation

Provided that Manufacturer has given written notice to the Distributor as contemplated in 4.5 above, Distributor is not in material breach of this Agreement (excluding any breach of Section 4.4) and complies with all of its lead time and other obligations under this Agreement, then, (a) in the event the Distributor places orders, consistent with the requirements of Section 8, to purchase Product from Manufacturer and Manufacturer fails to supply Distributor with the applicable Minimum Supply Quantity of Product in the 2012 calendar year, Manufacturer shall not be deemed to be in breach of this Agreement, but shall pay Distributor a shortfall fee of $100/MT, multiplied by the difference between the Minimum Supply Quantity and the quantity actually supplied to Distributor in the 2012 calendar year, and (b) in the event Manufacturer fails to supply Distributor with the applicable Minimum Supply Quantity of Product in the 2013 calendar year or 2014 calendar year, Manufacturer shall not be deemed to be in breach of this Agreement, but shall pay Distributor a shortfall fee of $150/MT, multiplied by the difference between the Minimum Supply Quantity and the quantity actually supplied to Distributor in the given calendar year.

5.3	Documentation

(a)	Manufacturer shall furnish Distributor with such reasonable quantities of English language specifications, technical information, promotional material and other information and literature as Manufacturer in its sole discretion shall deem appropriate to assist Distributor in the effective distribution, marketing and sale of the Product within the Territory.

(b)	Manufacturer shall provide the Distributor with an appropriate MSDS and any other relevant documentation as required by law, including applicable safety, health, and environmental laws.

(c)	Manufacturer shall provide the Distributor with a certificate of analysis (“COA”) generated by Manufacturer simultaneously with the delivery of every batch of Product to the Distributor showing that the Product is in accordance with the Specifications.

5.4	Product Warranty and compliance with relevant laws

Manufacturer warrants that the Product purchased by Distributor hereunder shall, upon receipt by Purchaser, meet or exceed the minimum specifications set forth in Annexure “C” (the “Specifications”). Manufacturer also warrants that it shall comply, in all material respects, with all applicable laws in the manufacture of the Product.

(a)

Warranty Remedies - Distributor’s exclusive remedy under the warranty provided by this Section 5.4 shall be to obtain the replacement of any Product which, in terms of the COA is determined to not conform to the Specifications. Distributor shall provide prompt written notice to Manufacturer stating the nature and date of any defect and other identifying information concerning the specific shipment of the Product which Distributor claims fails to comply with the foregoing warranty, and shall comply with such additional procedural requirements as Manufacturer shall prescribe from time to time. In response to any such notice, Manufacturer may utilize a qualified independent third party surveyor, reasonably acceptable to both Parties, to conduct its own assessment of the Product, in connection with which Distributor shall make the claimed defective Product reasonably available to Manufacturer.

If upon conclusion of any such assessment by such third party, the Product is found to conform to the warranty in this Section 5.4, Distributor shall reimburse Manufacturer for its costs and expenses incurred in utilizing such third party to conduct such assessment. For all Product determined by such third party not to conform to such warranty, Manufacturer shall bear all shipping, customs and clearance charges incurred in shipping to Distributor replacement quantities of the Product and shall furthermore bear all costs for the return of non-conforming Product to Manufacturer.

(b)	Limitations - Except as expressly stated in Section 5.4(a) and to the extent permitted by relevant consumer laws, there are no warranties, express or implied, by operation of law or otherwise, pertaining to the Product sold under this Agreement. Manufacturer does not make and hereby disclaims any other warranty whatsoever, whether express or implied, including without limitation any guarantee, representation, warranty or other assurance whatsoever as to the merchantability, fitness, quality, grade or suitability of the Product for any particular purpose or otherwise or correspondence with any description or sample.

6.	OBLIGATIONS OF DISTRIBUTOR

6.1	The Distributor shall at all times at its own cost and expense use its best efforts to develop the Territory and to promote the sale of the Product therein. In connection therewith, Distributor shall maintain facilities suitable for performance of all its obligations hereunder; shall provide, continuous representation within the Territory by means of actual sales personnel contact with existing and prospective customers of the Product in the Territory; and shall hire and maintain a sales staff sufficient in number, qualifications and training to promote and market the Product in the Territory.

6.2	Conduct of Business and Expenses - the Distributor shall conduct its business consistent with the provisions of this Agreement and all applicable laws which may in any way relate to the importation, sale or distribution of the Product in the Territory. Distributor shall maintain in effect at all times the necessary registrations with any and all governmental agencies, commercial registries, chambers of commerce and other offices which may be required under local law in order to conduct commercial business in the Territory with respect to the Product. Distributor shall be responsible for all expenses incurred in connection with the operation of its business and its activities hereunder, including without limitation all expenses for appropriate and customary advertising, promotional items and trade shows, and all communication, travel and accommodations.

6.3	Product Purchase Requirements - the Distributor shall order and purchase from Manufacturer no less than the Minimum Supply Quantity of Product in each given calendar year, and such additional quantities of the Product as the Parties may agree upon in writing from time to time. Distributor acknowledges that it intends to purchase the target volume quantities of Product set forth in Annexure “F”, but that it shall have no take-or-pay obligation for quantities of Product in excess of the Minimum Supply Quantity.

6.4	Minimum Stocking Requirement - the Distributor agrees, during the continuance of this Agreement, to maintain a sufficient stocking level of the Product to fulfill adequately and timely the Product requirements of all customers and prospective customers in the Territory.

6.5

Distributor Warranty - Subject to the provisions of Section 5.4 hereof and further subject to applicable consumer laws of a relevant jurisdiction, Distributor shall be solely responsible for any warranty with respect to the Product made to Distributor’s customers. With respect to any warranty claims covered by Manufacturer’s warranty, Distributor shall fully comply with the requirements of Section 5.4 hereof and the additional procedural requirements from time to time prescribed by Manufacturer, and Manufacturer shall have no obligation to recognize any such claims unless the prescribed procedures are fully complied with by Distributor.

6.6	Reports - Upon request of Manufacturer and subject to anti-trust laws, Distributor shall furnish to Manufacturer accurate and complete periodic written reports regarding its Product inventory levels and promotional activities with respect to the Product. Distributor shall promptly report to Manufacturer all suspected Product warranty issues and all customer claims or complaints.

6.7	Insurance - Distributor shall obtain and maintain a policy of comprehensive business liability insurance, including without limitation public liability and property damage insurance, issued by an insurer and with limits of liability reasonably acceptable to Manufacturer. Such policy shall name Manufacturer as an additional insured and shall be cancelable only after thirty (30) days’ written notice to Manufacturer. Distributor shall from time to time furnish Manufacturer with a certificate of insurance evidencing such insurance.

6.8	Sale & Use Restrictions - Subject to compliance with relevant anti-trust laws, the Distributor shall notify its distributors and customers, in writing, that the Product may only be used as a Solvent or Chemical Intermediate, and shall cease any future sales to any customer, end-user, or distributor immediately upon becoming aware that the Product is being used or sold by such customer, end-user, or distributor other than for the use for Solvents or Chemical Intermediate or in the excluded field or uses set forth in Annexure “E”.

7.	INDEMNITIES AND LIABILITIES

(a)

Except as provided in Sections 7(c) and 7(d) or due to breach of Section 9, neither Party shall be liable to the other, its agents, representatives, employees, customers or any other third party, for any incidental, indirect, special or consequential damages, including without limitation loss of use, loss of revenue or loss of profit, in connection with or arising out of this Agreement or the existence, furnishing or functioning of the Product or any item or services provided for in this Agreement or from any other cause, including without limitation claims by third parties, even if a Party has been advised of the possibility of such damages.

(b)	Subject to the applicable consumer laws of a relevant jurisdiction, and other than as provided in Section 7(d), Manufacturer’s sole liability, whether on warranty, contract, or negligence grounds under this Agreement shall be limited to the replacement of any quantities of the Product determined by the COA not to comply with the warranty herein; provided, however, that (a) Manufacturer’s warranty shall not extend to any quantities of the Product following any processing or other alteration thereof by Distributor or any third party and (b) Manufacturer shall be under no obligation to provide replacement Product necessitated in whole or in part by catastrophe, fault or negligence of the user or any third party, improper or unauthorized use or storage of the Product, or by causes external to the Product, including without limitation loss, damage or destruction in shipment or as a result of power failure.

(c)

Distributor shall indemnify, defend and hold harmless Manufacturer and Manufacturer’s officers, directors, shareholders, affiliates, agents, representatives, employees, successors and assigns (collectively, “Related Persons”) from and against any and all third party liabilities, losses, damages, injuries, costs, expenses, causes of action, claims, suits, demands, legal proceedings, assessments and similar matters, including without limitation reasonable attorneys’ fees (collectively, “Claims”), resulting from or arising out of (a) the material breach of this Agreement by Distributor, (b) any use of the Product in combination with any other product not furnished by Manufacturer, (c) any gross negligence or willful misconduct of Distributor or any of Distributor’s Related Persons, (d) any contamination, damage or adverse effect on the environment or natural resources (including without limitation the cost of any investigation or remediation related thereto) in any way arising out of or caused or alleged to have been caused by Distributor or any of Distributor’s Related Persons, or (e) any warranty, other than a warranty identical to that provided in Section 5.4 hereof, made by Distributor to its customers.

(d)	Manufacturer shall indemnify, defend and hold harmless Distributor and Distributor’s Related Persons from and against any and all third party Claims, resulting from or arising out of (a) the material breach of this Agreement by Manufacturer, (b) any gross negligence or willful misconduct of Manufacturer or any of Manufacturer’s Related Persons or (d) any contamination, damage or adverse effect on the environment or natural resources (including without limitation the cost of any investigation or remediation related thereto) in any way arising out of or caused or alleged to have been caused by Manufacturer or any of Manufacturer’s Related Persons, other than to the extent Distributor is required to indemnify Manufacturer pursuant to Section 7(c).

8.	ORDERING AND SHIPMENT OF PRODUCT

8.1	Forecasts

Distributor shall furnish Manufacturer, no later than the tenth (10th) day of each month, with a written forecast of Product requirements for the ensuing three (3) months, the first month of which Distributor commits to purchase (“First Month”). Whenever possible, all such forecasts shall be in sufficient detail to show expected order dates and probability of receiving orders. In no event shall a written forecast for any quarter of a calendar year exceed one-third (1/3) of the Minimum Supply Quantity for such calendar year.

8.2	Purchase Orders

Each order by Distributor for the shipment of Product shall be by firm purchase order in writing specifying (a) the quantity of Product to be purchased, (b) whether such quantity is within or, when added to prior purchases, would be in excess of the Minimum Supply Quantity for the then current calendar year within the Territory, (c) the price of the Product determined in accordance with Section 8.3, (d) requested delivery dates and (e) shipping instructions. Manufacturer may, at its option, accept or reject any such purchase order as provided in Annexure “D” or for quantities in excess of the Minimum Supply Quantity in any given calendar year, in whole or in part by written acknowledgment of the purchase order to Distributor or by actual delivery in accordance with the purchase order. Further, and notwithstanding anything in this Agreement to the contrary, Manufacturer shall have no obligation to accept any purchase order that would require Manufacturer to supply Distributor:

(a)	in any individual quarter of a calendar year, with a quantity of Product that would exceed one-third (1/3) of the Minimum Supply Quantity for such calendar year, or,

(b)	in any individual month of a calendar year, with a quantity of Product that would exceed one-sixth (1/6) of the Minimum Supply Quantity for such calendar year.

8.3	Price

8.3.1	The price to be paid by Distributor to Manufacturer for the Product in each shipment shall be calculated according to formula’s provided for in Annexure “D” according to the relevant region of destination. Such Price excludes Value Added Tax (“VAT”).

8.3.2	The Product price calculations are to be performed by Distributor using the formulas in Annexure “D” making use of the specified published market price indicators together with average actual prices achieved in the past by Distributor. Given these circumstances, Manufacturer has the right, at its sole discretion, to request a third party audit of such pricing calculations. Such third party audit shall in all respects be subject to and in accordance with anti-trust laws and in respect of the sharing of sensitive information, no raw pricing data shall be shared between the Parties.

8.4	Terms and Conditions - All Product purchased by Distributor from the Manufacturer shall be on an EXW, (INCOTERMS 2010), purification plant basis.

8.5	Delivery; Risk of Loss - Delivery of any order hereunder shall be deemed to occur upon Manufacturer making the Product available to the carrier or freight forwarder selected by Distributor. Title to and risk of loss of all Product sold hereunder shall pass to Distributor upon such delivery, and the risks of loss, damage or delay in transit shall be solely the responsibility and risk of Distributor. All claims for loss, damage or destruction will be made by Distributor to the carrier, but Manufacturer will render all reasonable assistance, at the request and expense of Distributor, in securing satisfactory adjustment of such claims.

8.6

Payment Requirements - Payment of the net invoice price for all Product purchased by Distributor shall be received by Manufacturer within forty-five (45) days after Manufacturer transfers the Product to Distributor’s designated carrier or freight forwarder. Each such payment shall be made in United States currency by bank transfer to such bank account as Manufacturer may from time to time designate in writing, and shall be accompanied by a remittance advice identifying the specific items paid. In the event that Distributor fails to pay Manufacturer in a timely manner as required by this Section 8.6, any unpaid balance shall be subject to a late charge at the rate of one and one-half percent (1.5%) per month for each month or portion thereof during which such payment is overdue or, if lower, the highest rate then permitted by applicable law. In addition, Manufacturer may, at its option, suspend all shipments to Distributor (including stoppage in transit), may require that future shipments be paid for in advance or may make any other credit arrangements satisfactory to Manufacturer in its sole discretion. Manufacturer’s rights pursuant to this Section 8.6 shall be cumulative and without prejudice to Manufacturer’s right to declare Distributor in default under this Agreement by reason of such delinquency, and Manufacturer shall have the right to avail itself of any and all other remedies to which it may be entitled hereunder, at law or in equity.

8.7	Non-conforming Shipments - Manufacturer shall have no liability for any shortage or other discrepancy in any shipment of Product hereunder unless Distributor sends Manufacturer notice, within ten (10) days after actual receipt of the shipment at Distributor’s facility, that the shortage or discrepancy existed when the shipment was received. In the event a shipment is nonconforming by reason of any defect in the Product contained in such shipment, Distributor shall so inform Manufacturer within such ten (10) day period, and Manufacturer shall undertake such action as may be required pursuant to its warranty herein, unless the defect resulted from transit damage, loss or damage following delivery of the Product or Distributor’s fault.

9.	CONFIDENTIALITY

9.1	Definition

As used herein, the term “Confidential Information” shall mean all information and material disclosed or otherwise provided by either Party to the other in the course of performing this Agreement. “Confidential Information” does not include that which (a) is generally known and available in the public domain through no fault of the other Party; (b) was known to the other Party at the time of disclosure without a duty of confidentiality, as evidenced by the receiving Party’s documentation in existence at the time of disclosure by the disclosing Party; (c) is disclosed with the prior written approval of the disclosing Party; or (d) is independently developed by the other Party without any use of Confidential Information of the disclosing Party, as evidenced by the other Party’s documentation in existence at the time of disclosure by the disclosing Party.

9.2	Restrictions on Use

Each Party agrees not to use the other Party’s Confidential Information for any purpose other than the performance of this Agreement. Neither Party shall disclose Confidential Information of the other Party to any third parties except as otherwise permitted hereunder. Each Party may disclose Confidential Information of the other Party only to its employees, agents, contractors or representatives who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including, without limitation, provisions relating to nonuse and nondisclosure) no less strict than those required by this Agreement. Each Party shall maintain Confidential Information of the other Party with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances.

9.3	Terms of Agreement

Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information of the other Party; provided that each Party may disclose the terms and conditions of this Agreement (a) as required by judicial order or other legal obligation, provided that, in such event, the Party subject to such obligation shall promptly notify the other Party to allow intervention (and shall cooperate with the other Party) to contest or minimize the scope of the disclosure (including application for a protective order); (b) as required by applicable securities laws, including without limitation requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder, in which case the disclosing Party will notify the other Party in advance of, and give due consideration to the other Party’s comments regarding, the scope of the proposed disclosure and minimization of same; (c) in confidence, to legal counsel; (d) in confidence, to accountants, banks and financing sources and their advisors; and (e) in confidence, in connection with the enforcement of this Agreement or any rights hereunder.

9.4	Relief

Each Party acknowledges that (a) the restrictions contained in Section 9.1 through 9.3 hereof shall apply in all areas where such application is permitted by law, (b) the provisions of this Section 9 are reasonable and necessary to protect the legitimate interests of the other Party, (c) the restrictions contained in this Section 9 will not prevent such Party from earning or seeking a livelihood and (d) any violation of this Section 9 by such Party would result in irreparable harm to the other Party. Accordingly, each Party hereby consents and agrees that, if it continues to violate any of the provisions of this Section 9 for a period of five (5) or more business days after notice thereof from the other Party, such other Party shall be entitled, in addition to other remedies available to it, to an injunction, without the necessity of bond or other undertaking, to be issued by any court of competent jurisdiction restraining the commission or continuation of any violation of this Agreement.

9.5	Enforceability

In the event that the whole or any part of the provisions of this Section 9 shall be determined to be invalid by reason of the extent, duration, scope or other provision set forth therein, those provisions shall be reduced so as to cure such invalidity and in its reduced form the provisions of this Section 9 shall be enforceable in the manner contemplated hereby. The provisions of this Section 9 shall survive the termination or expiration of this Agreement, irrespective of the reason therefor.

10.	TERM AND TERMINATION

Subject to the remaining provisions of this Section10, the term of this Agreement is 3 years from the Effective Date, thereafter renewable on an annual basis subject to the consent of both parties.

10.1	Termination for Non-payment

Either Party may terminate this Agreement in whole or in part upon failure by the other Party, within five (5) business days following notification by the terminating Party, to pay any amount due and unpaid hereunder.

10.2	Termination for Cause

Subject to the provisions of Section 10.1 and 10.3, if either Party defaults in the performance of any provision of this Agreement, then the non-defaulting Party may give written notice to the defaulting Party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting Party gives such notice and the default is not cured during the thirty-day period, then this Agreement shall automatically terminate at the end of that period. Either Party may also terminate this Agreement effective immediately upon notice to the defaulting Party in the event of (a) conviction in any court of competent jurisdiction of the defaulting Party or any principal officer or manager of the defaulting Party, of any crime tending to affect adversely the ownership, operation, management, business or interest of the defaulting Party, or (b) failure of the defaulting Party to obtain or maintain any license or approval required by law.

10.3	Termination for Insolvency

This Agreement shall terminate, without notice, (a) upon the institution by or against either Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party’s debts, (b) upon either Party’s making an assignment for the benefit of creditors, or (c) upon general dissolution or ceasing to do business by such Party.

10.4	Consequences of Termination

Upon the expiration or termination of this Agreement for any reason, (a) all sums which either Party then owes to the other hereunder shall become immediately due and payable, (b) all remaining obligations of Manufacturer to make deliveries and sales hereunder shall immediately cease, (c) Distributor shall immediately cease to hold itself out as an authorized distributor of Manufacturer, (d) Distributor shall immediately return to Manufacturer all specifications, technical information, promotional material and other information and literature concerning the Product as have previously been furnished to Distributor by Manufacturer and (e) the provisions of Section 9 hereof shall survive and each Party shall continue to perform and observe such provisions as if such termination had not occurred.

10.5	No Liability

Provided that the termination, expiration or nonrenewal of this Agreement has occurred lawfully and in terms of this Agreement, neither Party shall be liable by reason of the termination, expiration or nonrenewal of this Agreement to the other Party for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investment, leases or other commitments relating to the business or goodwill of the other Party.

11.	MISCELLANEOUS

11.1	Relationship of Parties

Manufacturer and Distributor each hereby acknowledges that it is an independent entity and is not subject to the control of the other Party hereto in any manner except as specifically provided in this Agreement. Nothing herein shall be construed to make the Parties hereto partners or joint venturers, or to render either Party liable for any of the debts or obligations of the other Party hereto.

11.2	Foreign Corrupt Practices

The Parties represent that each has read and is familiar with the United States Foreign Corrupt Practices Act of 1977 and will comply with said act and is aware of the sensitive nature of international military contracting and the types of improprieties which have received widespread publicity concerning some such contracts. The Parties will at all times conduct the work under this Agreement so as to strictly abide by the laws of the United States and the customer’s country, and will at all times avoid any situation which would cause any representative or agent of the government in any portion of the Territory to appear to have a conflict of interest. Distributor will not share any commission or fee paid hereunder with any third party or parties other than Distributor’s designated in-country representative(s).

11.3	Notices

Any and all notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, at the time of receipt if by facsimile, telegram or similar means of communication, or fourteen (14) days after mailing when deposited in the United States or Territory mail, first class postage prepaid, addressed to the Parties at the addresses set forth immediately following the signatures of the Parties or to such other addresses as either of the Parties may from time to time in writing designate to the other Party hereto.

11.4	Time

Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

11.5	Force Majeure

If either Manufacturer or Distributor shall be unable, by reason of any event referred to herein as “force majeure,” to carry out its obligations under this

Agreement, either wholly or in part, the Party so failing shall give notice and full particulars of such event or events in writing to the other Party as soon as possible after the occurrence of any such event, and thereupon such obligation shall be suspended during the continuance of such cause which, however, shall be remedied or removed with all possible dispatch; and the obligations, terms and conditions of this Agreement shall be extended for such period as may be reasonably necessary for the purpose of making good any suspension so caused, provided that no claim for suspension shall be made by either Party when the period of suspension so caused shall be less than ten (10) consecutive business days. The events referred to herein as “force majeure” shall include fire, casualty, unavoidable accident, failure of the usual sources of supply, strikes, labor conditions, lockouts, war, acts of God, the enactment of any federal, state or municipal law or ordinance or the issuance of any executive or judicial order, whether federal, state or municipal, or of any other legally constituted authority, accidents to machinery or any other cause not within the control of the Party claiming relief from any of the requirements of this Agreement and that, by the exercise of due diligence, the Party is unable to prevent or overcome. Mere inability to make any payment of money required hereunder shall not constitute an event of “force majeure.”

11.6	Waiver

No delay or failure by either Party to exercise any right, power or remedy with regard to any breach or default by the other Party under this Agreement shall impair any such right, power or remedy and shall not be construed to be a waiver of any breach or default of the same or any other provision of this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of either Party of or to any breach or default by the other Party shall be effective only if in writing and shall not be construed to be a waiver, permit, consent or approval of or to any succeeding breach or default or a waiver of any provision of this Agreement.

11.7	Assignment

This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party (the “Remaining Party”). Notwithstanding the foregoing, a Party (the “Assigning Party”) may, without the Remaining Party’s consent, delegate and/or subcontract its rights and obligations hereunder to any of its affiliates, provided that (a) no such delegation and/or subcontracting shall relieve the Assigning Party from any of its obligations hereunder, (b) each such affiliate agrees in writing to be bound by the terms of this Agreement, and (c) the Assigning Party promptly notifies the Remaining Party of such delegation and/or subcontracting and provides the Remaining Party with a copy of the agreement executed by such affiliate. Further, Manufacturer may assign this agreement in connection with a merger, change in control, or other transfer of all or substantially all of the Manufacturer’s assets which pertain to this Agreement, provided that (a) such third party agrees in writing to be bound by the terms of this Agreement and (b) Distributor is notified within thirty (30) days after such assignment of such assignment. The Remaining Party may, at its sole discretion, refuse consent to any other assignments. For the purposes of this Section, an “affiliate” is any entity controlling, controlled by or under common control with the Assigning Party.

11.8	Successors

Subject to the provisions of Section 11.7 hereof, the covenants, agreements, terms and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

11.9	Applicable Law

The existence, validity, construction and operational effect of this Agreement, and the rights and obligations hereunder of each of the Parties, shall be determined in accordance with the laws of England, provided that any provision of this Agreement which may be prohibited by or otherwise held invalid under such law shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Both Manufacturer and Distributor shall comply with the export control laws and regulations of the United States, and neither Manufacturer nor Distributor shall export or reexport any Product in any manner contrary to the applicable export control laws or laws and regulations of the United States or any other country. Both Parties hereby confirm their intention to exclude application of the U.N. Convention on the International Sale of Goods if such Convention would otherwise be applicable to any transaction contemplated by this Agreement.

11.10	Controversy

Subject to the terms of this Section 11.10, all controversies, claims and disputes arising in connection with this Agreement shall be settled by mutual consultation between the Parties in good faith as promptly as possible, but failing an amicable settlement shall be settled finally by arbitration conducted in London, England, in accordance with the Rules of the London Court of International Arbitration.

(a)	Exclusivity - The Parties hereto hereby agree that, with the exception of claims arising out of a breach of Section 9, the arbitration procedure provided for herein shall be the sole and exclusive method of resolving any and all of the aforesaid controversies, claims or disputes. Should either Party bring any legal action against the other with respect to any claim required to be arbitrated under this Agreement by any method other than arbitration, the other party shall be entitled to recover from such party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

(b)

Decision by Arbitrators - Manufacturer and Distributor shall each select an arbitrator to resolve any dispute hereunder, and the two arbitrators so selected shall select a third arbitrator. The three arbitrators so selected shall make a final decision and award according to the terms and provisions of this Agreement and applicable law. Said decision shall set forth findings of fact and conclusions of law upon which the award is based. The arbitrators may select counsel to provide advice in preparation of such findings and conclusions, and on any point of law arising in the course of arbitration. The decision of any two (2) arbitrators shall constitute a final decision and award hereunder. The arbitrators shall have no power to award any damages excluded by, or in excess of, any damage limitations expressed in this Agreement or any subsequent agreement between the Parties. The award shall be in U.S. Dollars and shall earn interest from the date of the award until satisfied in full at the United States prime interest rate as reported in the WALL STREET JOURNAL on the business day immediately preceding the date of the award. Judgment upon the award may be entered in any court which has jurisdiction over such matter in accordance with the provisions of Section 11.10(e) hereof.

(c)	Confidentiality - All arbitration proceedings, including all evidence and statements, shall be confidential and shall not be used or disclosed for any other purpose.

(d)	Costs and Expenses - The costs and expenses of the arbitration, including without limitation attorneys’ fees, shall be borne by the Parties in the manner determined by the arbitrators.

(e)

Judicial Action - Legal action for (i) entry of judgment upon any arbitration award or (ii) adjudication of any controversy, claim or dispute arising from a breach or alleged breach of this Section 11.10 or of Section 9 may be heard or tried only in the courts of London, England. Each of the Parties hereby waives any defense of lack of in personam jurisdiction of said courts and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, or the equivalent in the Territory, to the other Party at the address provided for in this Agreement. Both Parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this Section 11.10, and agree that the prevailing Party shall be entitled to recover from the non-prevailing Party reasonable expenses, including without limitation reasonable attorneys’ fees.

12.	ENTIRE AGREEMENT

This Agreement sets forth the entire agreement between the Parties, fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof and no change in, modification of or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by both of the Parties subsequent to the execution of this Agreement. This Agreement may be executed in several counterparts and any and all such executed counterparts shall constitute one (1) Agreement binding on both Manufacturer and Distributor notwithstanding that both are not signatories to the original or to the same counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

“Manufacturer”	“Distributor”

GEVO, INC.	SASOL CHEMICAL INDUSTRIES LIMITED, ACTING THROUGH ITS SASOL SOLVENTS DIVISION

By:
/s/ Christopher Ryan	By:
/s/ TJ Makhoere
Name:
Christopher Ryan	Name:
TJ Makhoere
Title:
President	Title:	MD Sasol Solvents